EXHIBIT 99.1

                       [LOGO OF FIDELITY FEDERAL BANCORP]


Contacts:         Donald R. Neel, President and CEO  (812) 429-0550, ext. 3301
                  Mark A. Isaac, VP and CFO          (812) 429-0550, ext. 3319

For Immediate Release:                               January 18, 2005

               FIDELITY FEDERAL BANCORP REPORTS INCREASED EARNINGS

(Evansville, IN) Fidelity Federal Bancorp (the "Company") (NASDAQ: FFED), the holding company of United Fidelity Bank, fsb (the "Bank"), reported net income for the quarter ended December 31, 2004 of $176,000 or $0.02 per share on a basic and fully diluted basis. The results are compared to net income of $30,000 or $0.00 per share on a basic and diluted basis for the quarter ended December 31, 2003. For the year ended December 31, 2004, the Company reported net income of $472,000, or $0.04 per share on a basic and fully diluted basis compared to net income of $214,000 or $0.02 per share on a basic and fully diluted basis for the year ended December 31, 2003.

Net interest income for the Company increased by $175,000 or 18% during the fourth quarter of 2004, compared to the fourth quarter last year. For the year ended December 31, 2004, net interest income increased by $1.7 million or 59% compared to the year ended December 31, 2003. The Company's net interest margin for the fourth quarter of 2004 was 2.49%, compared to 2.61% for the fourth quarter of 2003. For the year ended December 31, 2004, net interest margin was 2.51% compared to 2.15% for the year ended December 31, 2003.

Capital ratios at the Bank remain well above regulatory "well-capitalized" minimums. Risk-based capital at December 31, 2004 was 14.48%, compared to 13.62% at December 31, 2003. The increase in the Bank's capital ratios resulted primarily from net income for the year, and a $1 million capital infusion in the first quarter of 2004. The Bank's ratio of core capital to assets was 7.24% at December 31, 2004 compared to 7.00% at December 31, 2003. The Bank's Tier 1 risk-based capital to assets was 10.52% at December 31, 2004, compared to 9.16% at December 31, 2003.

Non-interest expense also decreased approximately 13% to $1.4 million for the fourth quarter of 2004 compared to $1.6 million for the fourth quarter of 2003. For the year ended December 31, 2004, non-interest expense decreased by approximately $574,000, or approximately 9% to $6.1 million compared to $6.7 million in 2003. The decrease from last year is primarily due to a reduction in human resource costs and expenses incurred in connection with its automobile loan origination program that was terminated in the third quarter of 2004, and a reduction in corporate insurance rates.

Total classified assets decreased by approximately 6% to $1.6 million at December 31, 2004 compared to $1.7 million at December 31, 2003. The allowance for loan loss and valuation allowance for letters of credit to total loans and letters of credit at December 31, 2004 and 2003 was 0.74% and 0.80%, respectively. Non-performing assets as a percentage of total assets was 0.70% at December 31, 2004 compared to 0.87% at December 31, 2003.


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Non-interest income decreased approximately 13% to $555,000 for the fourth quarter of 2004 compared to $640,000 for the fourth quarter of 2003. This decrease was primarily due to gains on sales of foreclosed assets in the fourth quarter of 2003, and in consumer loan fees, which resulted primarily from the termination of the Bank's automobile loan origination program in the third quarter of 2004. Non-interest income for the year ended December 31, 2004 decreased approximately 36% to $2.5 million compared to $3.9 million for the year ended December 31, 2003.

For the fourth quarter of 2004, return on average assets and average equity were 0.35% and 4.28%, respectively, compared to 0.07% and 0.89% for the fourth quarter of 2003. For the year ended December 31, 2004, return on average assets and average equity were 0.24% and 3.09%, respectively, compared to 0.14% and 1.69% for the year ended December 31, 2003.

President and CEO Donald R. Neel noted, "Fourth quarter 2004 results reflect continued improvements in net interest income, asset quality, and reduced non-interest expense. These improvements were partially offset by a decline in income from the termination of indirect automobile lending activities earlier in the year." Neel further noted, "Expected increases in interest rates may contribute to an increase in cost of funds during 2005, and could negatively impact mortgage loan volume. However, interest rate increases to date have not impacted commercial loan demand as originations increased substantially in the fourth quarter of 2004, a trend expected to continue in the coming year."

This news release contains forward-looking statements that are based upon the Company's current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to vary materially are economic conditions generally and in the market areas of the Company and the Bank, overall loan demand, and increased competition in the financial services industry which could negatively impact the Company's ability to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, the Bank's borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

The Company is a unitary savings and loan holding company based in Evansville, Indiana. Its savings bank subsidiary, United Fidelity Bank, fsb, maintains five locations, four in Evansville and one in Warrick County. The Company's stock, which is quoted on NASDAQ under the symbol FFED, closed on January 18, 2005 at $1.84


Information on FFED is available on the Internet at http://www.unitedfidelity.com


                                    -- END --

                       [LOGO OF FIDELITY FEDERAL BANCORP]

                              FINANCIAL HIGHLIGHTS
             (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                                THREE MONTHS ENDED                TWELVE MONTHS ENDED
                                                                     DECEMBER 31,                      DECEMBER 31,
                                                                     (Unaudited)                       (Unaudited)
OPERATIONS:                                                     2004             2003             2004              2003
---------------------------                                  ----------       ----------       ----------        ----------
Interest income                                                 $ 2,203          $ 1,836          $ 8,483           $ 6,650
Interest expense                                                  1,048              856            4,004             3,827
                                                             ----------       ----------       ----------        ----------
Net interest income                                               1,155              980            4,479             2,823
Provision for loan losses                                           105               36              448                13
Non-interest income                                                 555              640            2,495             3,878
Non-interest expense                                              1,409            1,613            6,120             6,694
                                                             ----------       ----------       ----------        ----------
Income (loss) before income tax                                     196              (29)             406                (6)
Income taxes                                                         20              (59)             (66)             (220)
                                                             ----------       ----------       ----------        ----------
  Net income (loss)                                               $ 176             $ 30            $ 472             $ 214
                                                             ==========       ==========       ==========        ==========

PER SHARE:
---------------------------
Basic net income                                                 $ 0.02           $ 0.00           $ 0.04            $ 0.02
Diluted net income                                                 0.02             0.00             0.04              0.02
Book value at period end                                           1.48             1.39
Market price (bid) at period end                                   1.86             1.62
Average common and common
  equivalent shares outstanding                              11,002,609        9,618,658       10,493,187         8,932,084

AVERAGE BALANCES:
---------------------------
Total assets                                                  $ 201,471        $ 166,889         $195,959         $ 149,577
Total earning assets                                            184,189          149,063          178,274           131,080
Total loans (including held for sale)                           115,544           98,666          111,819            83,126
Total deposits                                                  131,330          119,538          128,238           111,888
Total stockholders' equity                                       16,350           13,335           15,274            12,668
FHLB advances                                                    39,073           24,605           37,650            15,172
Borrowings                                                       12,915            7,397           12,776             7,611

PERFORMANCE RATIOS:
---------------------------
Return on average assets                                          0.35%            0.07%            0.24%             0.14%
Return on average equity                                          4.28%            0.89%            3.09%             1.69%
Net interest margin                                               2.49%            2.61%            2.51%             2.15%

LOAN QUALITY RATIOS:
---------------------------
Net charge-offs to average loans and letters of credit            0.39%            0.18%            0.31%             0.10%
Allowance for loan and letter of credit losses to total
  loans and letters of credit at end of period                    0.74%            0.80%
Non-performing loans to total loans                               0.91%            1.48%
Non-performing assets to total assets                             0.70%            0.87%

SAVINGS BANK CAPITAL RATIOS:
---------------------------
Tangible equity to assets at end of period                        7.24%            7.00%
Risk-based capital ratios:
  Tier 1 capital                                                 10.52%            9.16%
  Total capital                                                  14.48%           13.62%

AT PERIOD END:
---------------------------
Total assets                                                  $ 200,558        $ 175,390
Total earning assets                                            183,978          158,111
Total loans (including held for sale)                           111,527          101,174
Total deposits                                                  127,701          120,680
Total stockholders' equity                                       16,261           13,367
FHLB Advances                                                    44,090           31,550
Borrowings                                                       10,460            8,077
Common shares outstanding                                    10,999,871        9,618,658